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                                                                   Exhibit 10.18




                                    AGREEMENT
                         FOR THE SALE OF ELECTRIC ENERGY
                      FROM THE SCRUBGRASS GENERATING PLANT


         THIS AGREEMENT, made and entered into this 7th day of August, 1987 by and between PENNSYLVANIA ELECTRIC COMPANY (hereinafter "Penelec" or "Company"), a public utility corporation organized and existing under the laws of the Commonwealth of Pennsylvania and SCRUBGRASS POWER CORP. (hereinafter "SPC"), a Pennsylvania corporation, hereinafter sometimes referred to collectively as the "Parties", or individually as a "Party. "

                                   WITNESSETH:

         WHEREAS, Penelec is a Pennsylvania public utility corporation engaged in the production, transmission and distribution of electric energy; and

         WHEREAS, SPC is a corporation which has undertaken to acquire, construct, install and operate a certain waste-fired, electric generating installation in Scrubgrass Township, Venango County, Pennsylvania (hereinafter "Facility"), which was certified by the Federal Energy Regulatory Commission ("F.E.R.C.") at Docket No. QF-87-345-000 on June 3, 1987, as a qualifying small power producer and/or cogenerator, said certification having been marked as Appendix 1 attached hereto and made a part hereof; and

         WHEREAS, the Facility, also known as the Scrubgrass Generating Plant, consists of one generating unit with an installed net capacity of approximately eighty thousand (80,000) kilowatt ("KW"); and
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         WHEREAS, SPC intends to utilize bituminous and anthracite waste as the principal energy sources for the Facility, and have the facility available for the production and sale of electric energy on December 31, 1990; and

         WHEREAS, SPC intends to construct, own, maintain and operate a certain 115 kilovolt ("KV") electric transmission line extending approximately sixteen
(16) miles from the Facility to Penelec's Eclipse Substation in Venango County, Pennsylvania ("Transmission Line"); and

         WHEREAS, SPC desires to sell the electric energy produced by the Facility to Penelec and Penelec desires to purchase said electric energy under the terms and conditions outlined below; and

         WHEREAS, SPC may from time to time require additional electric services in the form of supplementary power, maintenance power, interruptible maintenance power, back-up power, and interruptible back-up power, and Penelec desires to provide said services to SPC under the terms and conditions outlined below

         NOW, THEREFORE in consideration of the mutual covenants and promises set forth below, the Parties, intending to be legally bound hereunder, hereby covenant, promise and agree as follows:

         A. Public Utility Commission Approval
            and Term of Agreement
         -------------------------------------

         1. This AGREEMENT shall be in full force and effect, binding upon the Parties hereto, and enforceable in accordance with its terms, upon its execution by the Parties hereto and after



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the issuance of a valid, binding and final order of the Pennsylvania Public
Utility Commission ("PaPUC"), acceptable in form and substance to the Company in its sole discretion, approving the recovery by Penelec from its customers of all costs and charges proposed to be paid to SPC for electric energy delivered to Penelec under this AGREEMENT.

         2. The term of this AGREEMENT shall be for a period of twenty (20) years commencing with the date the Facility is declared in writing by SPC to be in commercial operation ("Commercial Operation Date"). For purposes of this AGREEMEMT, the "date of initial delivery of electric energy" shall be the first date on which the Facility generates and delivers electric energy at the Delivery Point (as hereinafter defined) as measured by Penelec's electric meter. Unless otherwise specified herein, this AGREEMENT may not be extended, shortened or otherwise modified unless by mutual agreement of the Parties in writing.

         3. (a) As promptly as practicable but in no event later than ninety (90) days following execution of this AGREEMENT, SPC shall provide the Company with detailed engineering, permitting, and construction schedules showing the critical path for the Facility. SPC shall promptly advise the Company thereafter in writing of any revisions, modifications or changes to such schedules

                  (b) SPC shall furnish the Company with quarterly written status reports describing the progress of the engineering, permitting, and construction of the Facility. Such reports shall include, in reasonably sufficient


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         detail, explanations of any delays in meeting scheduled dates for commencement or completion of any listed engineering, permitting for construction item.

                  (c) In the event SPC has not (1) obtained all principal federal and state environmental permits and authorization to construct and operate the Facility and (2) issued a purchase order (or entered into a legally binding commitment) for the Facility's principal energy conversion device on or prior to the dates specified in the schedules initially submitted to the Company, as revised from time to time with the prior written consent of the Company, SPC shall pay to the Company one-half the amount of liquidated damages as provided in Section Y, paragraph 2 hereof.

                  (d) In the event this AGREEMENT is not otherwise terminated pursuant to this Section A, and SPC pays to the Company the liquidated damage amount as provided in subparagraph (c) above, then within thirty
         (30) days after the end of the first billing month following the Commercial Operation Date, the Company shall credit SPC for amounts due to the Company hereunder, or otherwise reimburse SPC, for the full amount of such liquidated damage payment but without interest thereon.

                  (e) Notwithstanding the foregoing, if this AGREEMENT should terminate pursuant to this Section A, the Company shall be entitled to the full amount of any liquidated damages provided under Section Y hereof, less any amount


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         4. Notwithstanding anything contained in this AGREEMENT to the contrary, if the Commercial Operation Date has not occurred on or prior to December 31, 1990, regardless of the reasons for such failure, the Company may terminate this AGREEMENT unless prior to such date SPC demonstrates to the Company's reasonable satisfaction that SPC:

                  a. has commenced and there is ongoing a program of continuous construction of the Facility pursuant to which SPC has incurred direct construction expenses of not less than One hundred million dollars ($100,000,000) and;

                  b. has furnished the Company with a revised construction
                     schedule for the Facility under which the Facility will be operation not later than December 31, 1991. In such event, the Commercial Operation Date shall be extended to December 31, 1991.

         5. The Company shall have no obligation to purchase any electric energy from the Facility prior to October 1, 1990.

         B. Sale to and Purchase by
            Penelec of Electric Energy
         -----------------------------

         1. SPC agrees to sell and deliver and Penelec agrees to purchase and accept delivery of all electric energy made available from the Facility.

         2. For purposes of this AGREEMENT, the "Delivery Point" or point of interconnection between the Company's electrical system and the Facility shall be located at the 115 KV bus at Penelec's



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

Eclipse Substation located in Venango County, Pennsylvania as shown on the schematic diagram marked as Appendix 2, attached hereto and made a part hereof. The Parties acknowledge and understand that the precise location of the Delivery Point as hereinabove defined shall be dependent upon the exact location of the Transmission Line.

         3. SPC shall interconnect the Facility with the Company's electrical system and the Company shall interconnect its electric system with the Facility at the Delivery Point upon the terms and conditions contained in this AGREEMENT. SPC shall operate the Facility in parallel with the Company's electrical system.

         4. SPC shall construct, own, operate, maintain, etc., the Transmission Line of 115 KV from the Facility to Penelec's Eclipse Substation in order to facilitate the direct electric connection between SPC and Penelec. SPC shall consult with Penelec prior to the commencement of construction of the Transmission Line in order to obtain Penelec's approval of the most desirable location of said electric line for the purpose of establishing the electrical interconnection. For purposes of this AGREEMENT, the Transmission Line shall be considered part of the Facility and electrical equipment, devices, and facilities appurtenant thereto, which are owned and operated by SPC, and all duties and responsibilities imposed under this AGREEMENT upon SPC with respect to such equipment, etc., shall be equally applicable to the Transmission Line.

         C. Pricing For Services
         -----------------------

         1. For purposes of this AGREEMENT, the term "PJM Billing Rate" shall be the monthly average of the hourly billing rates to



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the General Public Utilities Group ("GPU") for purchases by GPU from the
Pennsylvania-New Jersey-Maryland Interconnection ("PJM") or sales by GPU to PJM.

         2. Penelec shall pay SPC for electric energy delivered to Penelec's electrical system (i.e., metered at the Delivery Point) from the Facility as follows:

                  (a) For each month from the date of initial delivery of electric energy from the Facility until the Commercial Operation Date, Penelec shall pay SPC for electric energy delivered at a rate equal to the monthly average PJM Billing Rate less ten percent (10%).

                  (b) For each month of the first year commencing with the Commercial Operation Date, Penelec shall pay SPC a uniform rate of 6.6 cents per KWH during on-peak hours and 2.6 cents per KWH during off-peak hours (See Section K, paragraphs 4 and 5, for definition of on-peak and off-peak hours), and thereafter, Penelec shall escalate these on-peak and off-peak rates by six percent (6%) each year, up to and including the tenth (10th) year of this AGREEMENT.

                  (c) For each month of the eleventh (11th) through the fifteenth (15th) years of this AGREEMENT, commencing with the Commercial Operation Date, Penelec shall pay SPC the average PJM Billing Rate for the month less fifteen percent (15%) per KWH.

                  (d) For each month of the sixteenth (16th) year through the twentieth (20th) years of this AGREEMENT



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         commencing with the Commercial Operation Date, Penelec shall pay SPC the average PJM Billing Rate for the month less twenty percent (20%) per KWH.

         3. The parties expect that the Pa. PUC will permit Penelec full ratemaking recovery of all costs paid or proposed to be paid to SPC under the AGREEMENT. If at any time during the term of this AGREEMENT, or any extensions or renewals thereof, the PUC or any other public regulatory agency having jurisdiction over the rates charged or recovered by Penelec from its customers, fails to allow full ratemaking recovery for Penelec of all costs paid or proposed to be paid by Penelec to SPC under the AGREEMENT, Penelec shall have no obligation or responsibility under this AGREEMENT or otherwise to pay SPC for any electric energy or capacity in excess of the amount allowed by the PUC for ratemaking purposes. In the event the PUC or other public regulatory agency having jurisdiction over the rates charged or recovered by Penelec from its customers disallows for ratemaking purposes any costs previously paid by Penelec to SPC under this AGREEMENT, SPC shall refund any amounts so disallowed within thirty (30) days after written request by Penelec. In the event there is a ratemaking disallowance of any costs paid or proposed to be paid by Penelec to SPC as aforesaid, Penelec and SPC shall use all reasonable efforts to contest such action.

         D. Performance Guarantee
         ------------------------

         1. In the event SPC delivers, generates and sells electric energy to Penelec, commencing with the Commercial Operation Date, at an annual average level which is less than eighty-five percent (85%) of the average of the net electric energy made available from the Facility during rolling three (3) year periods of

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operation, SPC shall make an incentive payment to Penelec in accordance with the following:

                  (a) To determine whether SPC is to be assessed an incentive payment in any year after the first three (3) years of operation of the Facility, commencing with the Commercial Operation Date, the annual electric energy delivered by SPC to Penelec during on-peak hours shall be compared to the average annual electric energy delivered by SPC to Penelec during on-peak hours for the prior three (3) years. If said annual electric energy is less than eighty-five percent (85%) of the average three year electric energy output, then Penelec shall collect an incentive payment from UPC specified below.

                  (b) During the first ten (10) years of this AGREEMENT, commencing from the Commercial Operation Date, SPC shall be liable for and pay to Penelec an incentive payment equal to the difference between eighty-five percent (85%) of the three year average on-peak electric energy delivered and the actual annual on-peak electric energy delivered multiplied by 3.20 cents. Subsequent to the tenth (10th) year of this AGREEMENT, commencing from the Commercial Operation Date,. SPC shall continue to be liable for and pay to Penelec an incentive payment as calculated hereinabove, except that the 3.20 cents shall be compounded annually by one (1) plus the Gross National Product Implicit Price Deflator. Attached hereto as Appendix 3 and made a part of this AGREEMENT is an example of a statement ("Incentive Statement") which



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         shows, for illustrative purposes only, the development and calculation of a hypothetical annual incentive payment.

                  (c) The incentive payment shall be made to Penelec in six (6) equal monthly payments by applying (i.e. setting off) such sum against payments due and payable by Penelec to SPC for electric energy delivered during the first six (6) months after the Incentive Statement has been submitted to SPC. In the event that the incentive payment has not been made in full by SPC at the end of the six (6) month period stated above through the operation of the aforesaid procedure, SPC shall pay the unpaid balance of the incentive payment to Penelec within ten (10) days of the expiration of said six (6) month period. In the event SPC does not deliver sufficient electric energy to Penelec in any month to allow the set-off procedure to operate as stated herein, SPC shall pay to Penelec in cash any amount(s) which cannot be set-off. Any and all amounts due and owing Penelec under Section D of this AGREEMENT shall be immediately due and payable by SPC in the event of a default by SPC or a termination of this AGREEMENT under Section X hereof.

                  (d) Penelec shall submit the Incentive Statement by ordinary mail to SPC at the address specified in Section P of this AGREEMENT within thirty (30) days of the close of each year for which an incentive payment has been incurred. Upon receipt of the Incentive Statement, SPC shall promptly review its contents and advise Penelec of any purported errors, misstatements or other problems

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         which shall be settled by the Parties as expeditiously as possible.

                  (e) If Penelec does not receive written notice from SPC of any purported errors, misstatements or other problems with the Incentive Statement within thirty (30) days from the date of the Incentive Statement, said Incentive Statement shall be deemed acceptable to SPC and binding upon it, and Penelec shall commence the billing of the incentive payment and set-off procedure as set forth in Section D, paragraph 1(c).

         E. Suspense Account
         -------------------

         1. (a) SPC and the Company hereby agree that a Suspense Account shall be established, effective on the Commercial Operation Date, to determine the cumulative difference between the payments to be made by the Company to SPC under this AGREEMENT ("Contract Rate") and an associated, forecasted PJM Billing Rate ("Projected Rate") as more fully set forth and shown on Appendix 4, attached hereto and made a part hereof.

                  (b) During the term of the Suspense Account, the difference between Contract Rate and Projected Rate for each kWh actually delivered shall be applied each month to the Suspense Account. If the Contract Rate is greater than the Projected Rate, the difference shall be credited to the Company in the Suspense Account. If the Projected Rate is greater than Contract Rate, the difference shall be debited to the Company in the Suspense Account.



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                  (c) The Suspense Account shall be terminated at the earliest of the following: (1) the end of the month that such Suspense Account equals zero, or (2) the Suspense Account has a credit balance to SPC, or (3) the end of the tenth (10th) year following the Commercial Operation Date. In the event there is a credit balance in the Suspense Account in favor of the Company at the time of termination of said account, SPC shall pay said amount to Penelec within thirty (30) days of Penelec's written request. In the event Penelec terminates the Agreement under Section X hereof, SPC shall pay any credit balance due to the Company and the Suspense Account shall thereupon terminate. Should SPC refuse or otherwise fail to make such payment, the surety bond or other evidence of security accepted by the Company securing such credit balance shall immediately be payable to the Company without presentment, notice or opportunity to cure.

                  (d) So long as the Suspense Account contains any cumulative credits due to the Company, SPC shall maintain a noncancellable surety or performance bond or irrevocable bank letter of credit in form and substance reasonably satisfactory to the Company, which provides for payment directly to the Company as beneficiary, or provide payment directly to the Company as beneficiary, or provide other security reasonably acceptable to the Company, to secure SPC's obligation hereunder to pay the amount of such cumulative credit. A copy of such bond or other


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         security reasonably acceptable to Penelec shall be provided to the
         Company prior to the Commercial Operation Date and on January 1 of each year until the termination of the Suspense Account.

                  (e) During the first calendar year in which the Commercial Operation Date occurs, the amount of the surety bond or such other security accepted by the Company shall equal the cumulative credit reasonably anticipated by the Company for such year. On January 1 of each subsequent year following the Commercial Operation Date until termination of the Suspense Account or termination of the AGREEMENT, whichever shall first occur, the amount of the surety bond or such other security accepted by the Company shall be increased or decreased to equal the amount of cumulative credit in the Suspense Account plus or minus the amount of cumulative credit or debit reasonably anticipated by the Company for the calendar year. If, at any time during the term of the AGREEMENT, the amount of the cumulative credit in the Suspense Account exceeds the amount of the surety bond or such other security accepted by the Company, the bond or security, as the case may be, shall upon ninety (90), days prior written notice from the Company be increased to equal the amount of such credit, plus the credit reasonably anticipated by the Company for the remainder of the calendar year.

         F. Start-Up Operations
         ----------------------

         1.       The Parties recognize that integration of the Facility



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         with Penelec's electrical system during the start-up or commissioning of the Facility (i.e., prior to the Commercial Operation Date of the Facility) may result in both anticipated and unanticipated changes in SPC's electric energy and demand. To that end, the Parties agree to the following terms and conditions, which will apply during initial start-up operation of the Facility:

                           (a) SPC shall notify Penelec in writing at least
                  thirty (30) days prior to the date of initial delivery of electric energy from the Facility and shall submit in writing to Penelec the details of initial start-up operation, for Penelec's review and assessment of the impact on Penelec's electrical system. In no event shall SPC commence initial delivery of electric energy from the Facility prior to October 1, 1990.

                           (b) To the extent deemed reasonably necessary by
                  Penelec, SPC shall initiate and maintain telephone communications with Penelec's regional dispatchers on a continuing basis during start-up operations.

                           (c) SPC shall provide Penelec written notice at least
                  thirty (30) days in advance of the Commercial Operation Date of the Facility.

                           (d) Penelec shall provide all electric service
                  required by SPC during the period of start-up operations of the Facility under the applicable tariff rate schedule filed and approved by the PaPUC. Upon and after the Commercial Operation Date, any and all ratchets and associated minimum demands or charges that may be con-


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

                  tained in the aforementioned rate schedule shall be eliminated.

                           (e) During the period of start-up operations of the
                  Facility, SPC shall conduct a performance test of the Facility in accordance with the performance standards established by the American Society of Mechanical Engineers, Power Test Code or such reasonable equivalent specified by Penelec. SPC shall provide Penelec advance notice of the test and Penelec shall have the right to have representatives present at the time thereof.

                  G. Business Interruption Insurance, Property Hazard Insurance
                     and Penelec Operation of the Facility
                  --------------------------------------------------------------

                  1. Not less than thirty (30) days prior to commencement of construction of the Facility, Transmission Line and appurtenant equipment, SPC shall procure and maintain in effect during the term of the AGREEMENT and in accordance with this paragraph, Business Interruption Insurance and Property Hazard Insurance to cover and otherwise insure against reasonable business risks associated with damage to or other interruption of the use of the Facility and appurtenant equipment. The following terms and conditions shall also apply with respect to the aforesaid insurance requirements:

                     (a) All insurance policies specified in this Section shall name Penelec as an additional insured.

                     (b) Penelec understands and agrees that during the term of this AGREEMENT and any extensions or renewals thereof, its right to the proceeds of any Business.

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         Interruption Insurance or Property Hazard Insurance shall be subordinated to the rights of the construction lender and permanent lender of SPC, whose names and addresses will be provided by SPC to Penelec as soon as possible after execution of this AGREEMENT.

                     (c) Penelec reserves the right to review and approve the form, amount, deductibles and any other requirements of any and all Business Interruption Insurance and Property Hazard Insurance required by the permanent lender. Any approval required by Penelec shall not be unreasonably withheld.

                     (d) In the event a permanent lender does not require Business Interruption Insurance and Property Hazard Insurance, Penelec reserves the right to require said insurance coverages and to determine and specify the form, amount and deductibles applicable thereto.

                     (e) At a minimum, said Property Hazard Insurance shall insure the Facility, Transmission Line and all appurtenant equipment against all risk of physical loss or damage and said insurance policies shall be issued by reputable insurance companies doing business in the Commonwealth of Pennsylvania. Said insurance coverages shall not be in amounts less than the full replacement cost of the Facility, Transmission Line and appurtenant equipment.

                     (f) After Penelec's approval has been obtained, and not later than thirty (30) days prior to commencement of construction of the Facility, Transmission Line and all appurtenant equipment, SPC shall provide to Penelec, by delivering to its corporate offices at 1001 Broad Street, Johnstown, Cambria County, Pennsylvania, a properly executed certificate of Property Hazard Insurance. SPC shall provide Penelec with a properly executed certificate of Business Interruption Insurance not later than thirty (30) days prior to the date of initial delivery of electric energy. Said certificates shall provide (1) the name of the insurance company, policy number and expiration date, (2) the coverages required and the limits on each and
         (3) a statement indicating that Penelec shall receive thirty (30) days' notice of cancellation or modification of any of the policies which may affect Penelec's interest.

                     (g) The insurance coverages required under this section shall be independent of and in addition to any and all insurance coverages required by Penelec pursuant to Section Q of this AGREEMENT.

                     (h) At its option, SPC may procure and maintain Business Interruption Insurance and Property Hazard Insurance under a blanket insurance policy covering property other than the Facility, Transmission Line and all appurtenant equipment, provided that all the terms and conditions of this Section have been satisfied.

         2. If at any time during the term of this AGREEMENT SPC or the permanent lender fails to operate and maintain the Facility, Transmission Line and/or appurtenant equipment for a

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period of sixty (60) days, or SPC defaults in the performance of its obligations under this AGREEMENT or an event occurs which would give the Company the right to terminate this AGREEMENT, Penelec shall have the option (but not the duty) to assume management control of, and otherwise operate, the Facility, Transmission Line and all appurtenant equipment under the following terms and conditions. For purposes of this Section, the "failure to operate" shall not include the period when the Facility does not operate: (1) due to an act or omission of Penelec, or
(2) due to equipment failure, if SPC has taken or is taking reasonable steps to replace or repair said equipment or facilities, or (3) if there exists a bona fide force majeure condition.

                     (a) Penelec shall exercise its option to assume management control and otherwise operate the Facility, Transmission Line and appurtenant equipment, after having given written notice of its intention to SPC and the permanent lender, and providing them a reasonable time under the circumstances to cure any and all outstanding defaults (or events which could lead to termination) under the AGREEMENT.

                     (b) Penelec's option to assume management control and otherwise operate the Facility, Transmission Line and all appurtenant equipment shall terminate upon such time when SPC or the permanent lender demonstrates to Penelec's satisfaction that it is able to meet all the obligations, duties, responsibilities, etc. imposed upon SPC under this AGREEMENT.

                     (c) Notwithstanding Penelec's option to assume management control and otherwise operate the Facility, Transmission Line and appurtenant equipment, the Parties acknowledge and understand that SPC shall retain legal title to and ownership of the Facility and Transmission Line unless otherwise adjudicated by any court or regulatory body having appropriate jurisdiction.

                     (d) Penelec's assumption of management control and/or operation of the Facility, Transmission Line and appurtenant equipment shall not be construed as creating any duty or responsibility on Penelec's part for the continued operation of the Facility or the Transmission Line for the benefit of SPC or any third parties.

                     (e) SPC shall indemnify and hold Penelec harmless for any damages, claims, actions, lawsuits, etc. which Penelec may suffer or incur as a result of assuming management control and operation of the Facility under this Section.

                     (f) SPC shall reimburse Penelec for any and all costs and expenses reasonably incurred by Penelec in assuming operation of and operating the Facility, Transmission Line and/or appurtenant equipment, other than costs and expenses caused by Penelec's gross negligence, or, at the sole discretion of the Company, the Company may set off such costs and expenses against any amounts due SPC under this AGREEMENT.

                     (g) SPC waives any and all claims, damages, actions, lawsuits, etc. which it may have now or in the future against Penelec as a result of any damage resulting to any property during any such time that Penelec exercises its option to assume management control and otherwise operate the Facility pursuant to this Section. The foregoing waiver shall not be applicable to any gross negligence on the part of Penelec during any such time that Penelec exercises its option to assume management control and operation of the Facility, Transmission Line or appurtenant equipment, pursuant to this Section.

                     (h) Notwithstanding the foregoing, should the Company assume management control and operation of the Facility under this Section, the Company may at any time return operation and control of the Facility to SPC without any further liability or obligation on the part of the Company, except such liability or obligation as may arise as a result of the gross negligence of Penelec.

         H. General Interconnection Requirements
         ---------------------------------------

         1. SPC shall design, construct, install, own and maintain all equipment (including the Transmission Line), other than Penelec's billing meters and monitoring equipment specified in this AGREEMENT, required to generate and deliver electric energy to SPC's side of the Delivery Point. SPC shall furnish, install, operate and maintain facilities such as, but not limited to, the Transmission Line, relays, switches, circuit breakers, synchronizing equipment, control and protective devices determined by the Company to be necessary for parallel operation with Penelec's electrical system.

        2. All facilities on Penelec's side of the Delivery Point necessary to provide the electrical connection from SPC to Penelec's electrical system, and any transmission, distribution and/or substation additions required to accept the electric energy produced by SPC including, but not limited to, transmission or distribution lines, circuit breakers, controls and relaying as specified by Penelec, will be provided by Penelec. The estimated costs, both direct and indirect, including, but not limited to material and labor, of said facilities shall be borne by SPC. All such payments shall be made in full to the Company prior to the commencement of construction of said facilities.

         3. Within one hundred eighty (180) days of completion of the facilities described in Section G, paragraph 2, Penelec shall send SPC in writing a statement showing the difference between said estimated costs and Penelec's actual costs for construction, installation, etc. of said facilities. In the event the actual costs of said facilities exceed the estimated costs, SPC shall pay the difference to Penelec within thirty (30) days of the statement date. In the event the actual costs are less than the estimated costs, Penelec shall refund the difference to SPC within thirty (30) days of the statement date.

         4. SPC shall comply in all respects with Penelec's "Protection Requirements -- Customer-Owned Generation," marked as Appendix 5 attached hereto and made a part hereof.

         5. At least sixty (60) days prior to the commencement of construction of the Facility and the Transmission Line, SPC shall submit interconnection plans and specifications (including single line diagrams and control and protective relay schemes as well as plans and specifications for the Transmission Line) to Penelec for inspection and acceptance.

        6. In the event the aforesaid plans and specifications are acceptable, said plans and specifications shall be incorporated by reference herein and made a part hereof. Penelec shall provide written notification to SPC of its acceptance of the aforesaid plans and specifications within thirty (30) days from receipt thereof.

         7. In the event the aforesaid plans and specifications are not acceptable, the Company shall, within thirty (30) days of the receipt of all information, notify SPC of rejection and the reasons for such rejection. Penelec will consider subsequent submissions of plans and specifications in accordance with procedures set forth in this paragraph and paragraphs 5 and 6 above.

         8. Interconnection equipment and devices on SPC's side of the Delivery Point (including the Transmission Line) shall be constructed and operated in a good and workmanlike manner and meet or exceed industry accepted standards of good practice. To the extent applicable, SPC, its agents, workmen, employees, contractors, subcontractors, etc. shall observe and follow the provisions of the National Electric Safety Code, and the standards of the Institute of Electrical and Electronics Engineers, the National Electrical Manufacturers Association and the American National Standards Institute and any other applicable statutes, codes or regulations in the construction and operation of said interconnection equipment (including the Transmission Line).

         9. Prior to the interconnection of the Facility with the Company's electrical system, SPC shall provide Penelec written certification of satisfactory electrical and construction inspections of interconnection equipment and devices on SPC's side of the Delivery Point (including the Transmission Line) by a Company-approved inspector. Penelec will provide a list of such approved inspectors upon request. Penelec may, at its sole discretion, in lieu of the certificate of satisfactory electrical and construction inspection by a Penelec recognized inspection agency, accept a letter of certification from a registered professional engineer certifying satisfactory electrical and construction connections and techniques and compliance with all applicable codes.

         10. Acceptance by Penelec of SPC's plans and specifications for the Facility, Transmission Line and/or interconnection equipment or Penelec's engaging in interconnected operations with SPC does not and shall not be construed (1) as confirmation or endorsement of the design of the Transmission Line, Facility or SPC's interconnection equipment and devices or (2) as any warranty Facility or any of its appurtenant equipment, including SPC's interconnection equipment and devices.

         11. Penelec shall not, by reason of acceptance of SPC's plans and specifications or by engaging in interconnected operations with SPC, be responsible for strength, details of design, adequacy, or capability of the Transmission Line, Facility or its appurtenant equipment (including SPC's interconnection equipment and devices), nor shall the Company's approval of said plans and specification be deemed an endorsement or warranty of the Transmission Line, facility or its equipment.

         12. SPC shall modify at its own expense SPC's electrical facilities, including but not limited to the interconnection equipment and devices, as may be reasonably required by the Company to meet changing requirements, including but not limited to voltage changes, of the Company's electrical system.

         I. Character of Service
         -----------------------

         1. The Facility, when installed, constructed, and operational, shall produce sinusoidal 60 hertz ("Hz") alternating current power.

         2. Output voltage of the Facility shall be compatible with the voltage on Penelec's side of the Delivery Point.

         3. At no time shall operation of the Facility, including the generators or any of their auxiliary devices, result in an electrical output in which the sum of all harmonics superimposed on the 60 HZ wave exceeds the Institute of Electrical and Electronic Engineers' standards as measured at the Delivery Point. The operation of the Facility and appurtenant equipment, including the Transmission Line, shall not adversely affect the nature and quality of service the Company is required to provide its customers under the provisions of the Pennsylvania Public Utility Code.

         J. Maintenance of Facility and Associated Equipment
         ---------------------------------------------------

         1. SPC shall continuously maintain the Facility, Transmission Line and the interconnection equipment on its side of the Delivery Point, its associated equipment and structures, wiring and devices, in a safe and proper operating condition consistent with all applicable statutes, regulations, codes, and the duties and obligations listed in Section H of this AGREEMENT and in Appendix 5 attached hereto.

         2. SPC shall develop and adhere to maintenance procedures for circuit breakers, relays and auxiliary equipment in accordance with the manufacturer's recommendations for such equipment and devices.

         3. SPC shall maintain a written maintenance and test log which shall detail the type and frequency of all actual maintenance performed on circuit breakers, relays and auxiliary equipment in accordance with the manufacturer's recommendations. Upon reasonable notice by Penelec, SPC shall make the log available for inspection by Penelec.

         4. On an annual basis (commencing from the date of initial delivery of electric energy from SPC to Penelec), SPC shall submit a letter to Penelec representing that maintenance and testing of the circuit breakers, relays and auxiliary equipment have been performed in accordance with the manufacturer's recommendations governing such equipment and devices.

         5. SPC shall pay Penelec for all reasonable costs associated with Penelec's maintenance, repair, replacement etc. of all of Penelec's interconnection equipment at or near Penelec's side of the Delivery Point, except such costs which are the result of Penelec's gross negligence.

         K. Metering, Billing and Payment
         --------------------------------

         1. Electrical energy delivered from the Facility to the

Company's electrical system shall be metered at the Delivery Point on an hour-by-hour basis.

         2. Commencing with the date of initial delivery of electric energy from SPC to Penelec, SPC shall pay the Company a $150 per billing month service charge for the administration costs associated with metering the electric energy delivered to the Company's electrical system on an hour-by-hour basis. The amount of the service charge shell apply for the first 36 months from the date of execution of this AGREEMENT and, thereafter, a new rate may be determined and established by Penelec in writing. Any new service charge established by Penelec shall be reasonably related to the actual cost to the Company of administration costs associated with this AGREEMENT.

         3. The Company shall install, at SPC's expense, all metering equipment utilized in metering the delivery to Penelec of electric energy from the Facility. Any electric meter measuring the delivery of electric energy to Penelec shall register actual power flow only in the direction of Penelec. Meters for measurement of reactive volt-ampere hours shall be required. All such payments shall be made in full to the Company prior to the time of physical interconnection of the Facility with the Company's electrical system.

         4. For the purposes of metering and billing, on-peak hours shall be 8:00 a.m. to 10:00 p.m., prevailing time, Monday through Friday. All other hours shall be considered the off-peak period, including those hours noted in Section K, paragraph 5.

         5. The following holidays, on the days such holidays are officially observed, shall be considered off-peak: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

         6. For the first ten (10) years of this AGREEMENT, commencing with the Commercial Operation Date, Penelec shall determine the amount of electric energy supplied to it by SPC during the month and shall submit to SPC within twenty
(20) business days of the close of the month full payment (less the service charge) due by Penelec to SPC for electric energy delivered to Penelec during that month During the initial start-up operation of the Facility and after the aforesaid ten (10) year period, the submittal of payment from Penelec to SPC shall be not later than forty-five (45) business days after the close of each month. Attached hereto as Appendix 6 and made a part hereof is an example, for illustrative purposes only, of a monthly statement which shall be submitted to SPC.

         7. Penelec shall inspect and test all meters utilized in the delivery of electric energy to Penelec upon their initial installation and at such other times as Penelec thereafter deems necessary in the exercise of and consistent with industry accepted standards of good practice. However, the meters shall be inspected at least once every two years.

         8. Upon written request by SPC, Penelec shall inspect and/or test a meter more frequently than once every two years. In the event an inspection and/or test requested by SPC establishes a meter to be registering inaccurately by more than two percent (2%) of full scale, the cost of said inspection and/or test shall be borne by Penelec. In all other instances (including the initial test and/or inspection of meters), the cost of any meter test and/or inspection, regardless of which Party requests it or the results thereof, shall be paid by SPC.

         9. Penelec shall give reasonable written notice to SPC of the time when any meter inspection or test shall take place. and SPC may have representatives present at the test or inspection. Any meter found to be inaccurate or defective shall be adjusted, repaired or replaced, at SPC's sole cost and expense.

         10. If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent (2%) of full scale (i.e., varies by more then two percent (2%) either above or below the measurement made by the standard meter used in the test), adjustment in payments to SPC or credits to Penelec shall be made after correcting all measurements made by the inaccurate meter for:

              (1) the actual period during which inaccurate measurements were made, if the period can be reasonably determined; or

              (2) if the period during which inaccurate measurements occurred cannot be reasonably determined, any adjustment shall be determined by applying the percentage variation from the two percent (2%) of full scale standard to the magawatthours (and the price applicable thereto) delivered to Penelec at the metering point from the date of the last previous meter test or the prior six months, whichever period is less.

         L. Additional Services
         ----------------------

         1. Any electric energy SPC desires Penelec to furnish, such as maintenance power, interruptible maintenance power, back-up power, interruptible back-up power or supplemental power, shall be supplied by Penelec through the Transmission Line and billed monthly to SPC through a meter separate and apart from that used for electrical energy delivered by SPC to Penelec.

         2. Any electric meter measuring the delivery of electric energy to SPC for any purpose under this AGREEMENT shall register actual power flow only in the direction of SPC.

         3. In the event SPC desires back-up power, interruptible back-up power, maintenance power and/or interruptible maintenance power, Penelec shall sell and SPC shall purchase said power in accordance with the terms, conditions and rates applicable thereto as set forth in Penelec's tariff rate QF or Rule 30, whichever is appropriate, on file with the PaPUC, as may be amended from time to time.

         4. In the event SPC desires supplemental power, Penelec shall sell and SPC shall purchase such power in accordance with the terms, conditions and rates applicable thereto as set forth in the appropriate tariff on file with the PaPUC, as may be amended from time to time.

         M. Inspection of and Access to Electrical Equipment
         ---------------------------------------------------

         1. SPC grants to Penelec for the term of this AGREEMENT (and a reasonable time thereafter) all necessary rights of way and easements to install, operate, maintain, repair, replace, relocate and/or remove the Company's metering and other electrical equipment, including adequate and continuing access rights on property of SPC. SPC shall execute such other grants, deeds or documents as Penelec may require to enable Penelec to record such rights of way and easements.

         2. If any portion of the Company's electrical equipment is to be installed and/or operated upon property owned by a third person or entity other than SPC, SPC shall, if Penelec is unable to do so without cost to the Company, procure from the owner thereof all necessary permanent rights of way and easements, in a form satisfactory to the Company, for the construction, operation, maintenance, replacement and/or removal of Penelec's electrical equipment upon such property.

         3. Upon reasonable notice by Penelec, SPC shall permit employees and/or inspectors of the Company (a) to conduct such operating tests and/or inspections as are necessary to ascertain that the Company's protective devices are functioning properly, (b) to examine and/or test meters and monitoring equipment and (c) to examine, inspect and/or test all other electrical equipment associated with the delivery of electric energy to the Company's electrical system.

         4. Within one hundred eighty (180) days of any termination of this AGREEMENT, Penelec shall relinquish to SPC all rights-of-way and/or easements previously granted to Penelec hereunder, except for rights-of-way, easements or other property interests reasonably deemed necessary by Penelec to provide electric service to SPC. Penelec agrees to execute such other grants, deeds or documents as SPC may reasonably require to enable SPC to record such relinquishment of said rights-of-way and/or easements.

         N. Disconnection of Company System from the Facility
         ----------------------------------------------------

         1. Penelec shall have the right to disconnect the Facility from the Company's electrical system (or otherwise curtail, interrupt or reduce purchases of electric energy), upon reasonable notice of not less than eight (8) hours to SPC, under any or all of the following conditions:

                  (a) Failure of SPC to comply with any or all inspection, testing or maintenance requirements imposed upon it under this AGREEMENT or any applicable statutes, regulations or codes; or

                  (b) In the event the operation of the transmission Line, Facility or appurtenant equipment results in an electrical output in which the sum of all harmonics superimposed on Penelec's 60 Hz wave exceeds five percent (5%), or the operation of the Facility, Transmission Line and/or appurtenant equipment adversely affects the nature and quality of service the Company is required to provide to its customers under the provisions of the Pennsylvania Public Utility Code; or;

                  (c) In the event the Company deems it necessary to install, construct, maintain, repair, replace, relocate, remove, investigate and/or inspect any of its electrical equipment or any part of its electrical system which in any way affects the safe delivery of electric energy to the Company from the Facility.

         2. Penelec shall have the right to disconnect the Facility from the Company's electrical system (or otherwise curtail, interrupt or reduce purchases of energy) without notice to SPC, or upon such notice as the Company is able to provide under the circumstances, if there is an emergency, forced outage or system operating condition (including "Unit Emergency Loading" but excluding economic dispatch) which, under prudent electrical practices, requires immediate disconnection of the Facility or curtailment of electric energy purchases. For purposes of this AGREEMENT, "Unit Emergency Loading" refers to a condition that exists on the PJM interconnection system or the Penelec/GPU system when all generating units and purchased power are reduced to their normal minimum capability and further reductions in generation output are required for proper control of the system in meeting system load. Penelec shall limit its curtailment of electric energy deliveries from the Facility due to Unit Emergency Loading no more than four hundred (400) hours per calendar year and to no more than eighty (80) separate occurrences per calendar year. Emergency notification shall be made by means of the voice operating communication link maintained in accordance with section BB paragraph 4.

         3. In the event Penelec disconnects the Facility from its electrical system because of a situation described in (1)(a) or (b) of this Section, Penelec shall reconnect the Facility as soon as reasonably practicable, upon reasonable notice to SPC, upon certification by SPC in a form reasonably satisfactory to Penelec that the circumstance(s) giving rise to the disconnection has/have been corrected.

         4. In the event Penelec disconnects the Facility from its electrical system due to a situation described in Paragraphs 1 (c) or 2, above, of this Section, Penelec shall reconnect the Facility, upon reasonable notice to SPC, as soon as reasonably practicable.

         0. Special Facilities
         ---------------------

         1. SPC shall bear the sole cost and expense of supplying and installing any special facilities occasioned by the parallel operation and interconnection of the Facility and/or the Transmission Line with the Company's electrical system including, but not limited to, different voltage requirements, which are deemed necessary by the Company for the safety, protection or reliability of its electrical system or to assure the quality of service to other customers.

         2. In the event any special facilities must be installed, the Company shall promptly inform SPC in writing of such requirements and give SPC reasonable advance notice of when such equipment or facilities shall be in place and operational.

         P. Notice
         ---------

         1. All notices, demands or requests required or permitted to be given by either Party to the other under this AGREEMENT, or are delivered by either Party shall be made by (1) depositing the same in any United States Post Office, postage prepaid, for trans-(2) personally delivered to the Party, at the following addresses:

              (a) Pennsylvania Electric Company
                  1001 Broad Street
                  Johnstown, Pennsylvania 15907

                  Attention: J. F. Furst, Vice President

              (b) Scrubgrass Power Corp.
                  Box 419
                  423 North 21st Street
                  Camp Hill, Pennsylvania 17011

                  Attention: Joseph E. Cresci, President

                  with a copy to:
                  Joseph L. Serafini, Esquire
                  Rackemann, Sawyer & Brewster
                  One Financial Center
                  Boston, Massachusetts 02111

         2. Changes in the aforesaid names and/or addresses shall be made by the notice procedure described in paragraph 1 of this Section.

         Q. Indemnity and Insurance
         --------------------------

         1. The Company does not, by acceptance of SPC's interconnection plans and specifications or engaging in interconnected operations with SPC, assume any responsibility or liability for damage or physical injury to (1) Company property or electrical equipment; (2) the real or personal property of third persons or corporations not a party to this AGREEMENT; (3) the Facility, Transmission Line, real property, equipment and/or facilities and/or any appurtenances thereto of SPC; and (4) any persons who may come in contact with or upon the Transmission Line, Facility, real property, equipment and/or facilities and/or any appurtenances thereto.

         2. Each Party shell indemnify the other Party, its officers, agents and employees against any and all loss, damage, expense and liability to third persons for injury to or death of any persons, or injury or damage to property proximately caused by the indemnifying Party's negligent installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or by failure of, any of such Party's equipment and/or facilities, including the Transmission Line, Facility, and/or any appurtenances thereto used in connection with this AGREEMENT. The indemnifying Party shall, on the other Party's request, in writing, defend any suit asserting a claim covered by this indemnity. The indemnifying Party shall pay all costs that may be incurred by the other Party in enforcing this indemnity.

         3. Not later than thirty (30) days prior to commencement of construction of the Facility, SPC and all general contractors performing any services in connection with the construction and/or operation of the Facility or any appurtenant equipment (including the Transmission Line), shall procure and maintain in effect during the term of the AGREEMENT the following minimum insurance coverages:

  Type of Coverage                                   Liability Limits
  ----------------                                   ----------------
Worker's Compensation                                  Statutory
Employer's Liability                                   $ 100,000 each accident
Comprehensive General Liability including
 Bodily Injury Liability                               $1,000,000 per occurrence
 Property Damage Liability                             $  500,000 per occurrence
 Blanket Contractual
 Underground Hazard
 Products and Completed Operations Hazard
 Broad Form Property Damage

    Type of Coverage                                       Liability Limits
    ----------------                                       ----------------
Automobile Liability (Owned, Hired Non-owned)
Bodily Injury Liability                                $  500,000 per person
                                                       $1,000,000 per occurrence
Property Damage Liability                              $  500,000 per occurrence

         4. All insurance policies, except said Worker's Compensation Insurance, shall name Penelec as an additional insured.

         5. Not less than thirty (30) days prior to commencement of construction of any and all facilities necessary to provide the electrical connection from SPC to Penelec's electrical system, (including the Transmission Line), SPC shall provide to Penelec, by delivering to its corporate offices at 1001 Broad Street, Johnstown, Cambria County, Pennsylvania, properly executed certificates of insurance. Said certificates must provide the following information:

                  (a) Name of insurance company, policy number and expiration date

                  (b) The coverages required and the limits on each, including the amount of deductibles or self-insured retentions.

                  (c) A statement indicating that Penelec shall receive thirty
         (30) days notice of cancellation or modification of any of the policies in which Penelec is named an additional insured or which may affect Penelec's interest.

         6. Penelec shall have the right to inspect the original policies of insurance applicable to the AGREEMENT at SPC's place of business during regular business hours.

         R. Representations and Warranties
         ---------------------------------

         1. SPC hereby represents and warrants as follows:

                  (a) SPC is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

                  (b) SPC has all requisite power and authority to carry on the business to be conducted by it and to enter into and perform its obligations under this AGREEMENT.

                  (c) The execution and delivery of this AGREEMENT and the performance of the SPC's obligations hereunder have been duly authorized by all necessary action on the part of SPC.

                  (d) Prior to the Commercial Operation Date, SPC shall obtain all permits, licenses and other authorizations from governmental authorities as may be required to construct, operate and maintain the Facility and to perform its obligations hereunder and during the term hereof, SPC shall obtain all such additional governmental approvals, permits and licenses as may be required with respect to the Facility as soon as practicable. SPC shall maintain in full force and effect all such governmental permits, licenses and authorizations as may be necessary for the construction, operation or maintenance of the Facility.

                  (e) During the term of this AGREEMENT, the Facility will meet the requirements for a "qualifying facility" within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended (16 USC (S) 5796, at. seq.) and the regulations of the F.E.R.C. promulgated thereunder, as amended from time to time, and SPC shall make no modifications, alterations or other changes to its Facility or in the operation thereof which would cause the Facility to fail to meet such requirements which may be in effect from time to time during the term hereof.

                  (f) As of the date of initial delivery of electric energy and during the term of this AGREEMENT, the Facility shall be operated at all times by persons possessing the necessary education, experience and training to safely operate the Facility in accordance with applicable statutes, codes and regulations and the terms of this AGREEMENT.

         R. Liability and Dedication
         ---------------------------

         1. Nothing in this AGREEMENT shall be construed to create any duty, standard of care or liability to any person not a Party to this AGREEMENT.

         2. No undertaking by either Party to the other under any provision of this AGREEMENT shall constitute the dedication of the Party's electrical system, equipment, or facilities or any portion thereof to the other Party or to the public, nor affect the status of Penelec as a public utility corporation, or SPC as a corporation.

         3. Neither the Company nor SPC, nor their respective officers, directors, partners, agents, employees, parents or affiliates, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, partners, agents, employees, successors or assigns, for claims for incidental, special, indirect or consequential damages of any nature connected with or resulting from performance or non-performance of this AGREEMENT, including, without limitation, claims in the nature of lost revenues, income or profits (other than payments specifically "provided for and properly due under this AGREEMENT) or losses, damages or liabilities under any financing, lending or construction contracts, agreements or arrangements to which SPC may be a party, irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise.

         T. Force Majeure
         ----------------

         1. The term "force majeure" shall mean acts of God, the enforcement or adoption of legislation or lawful rules, regulations or orders of any governmental body, acts of the public enemy, riots, strikes, or other industrial disturbances, labor or material shortages, fires, explosions, structural failure or breakdown of SPC's or Penelec's facilities, or other causes of a similar nature which are beyond the reasonable control of the Company or SPC and wholly or partly prevent either Party from performing its respective obligations under this AGREEMENT.

         2. If because of force majeure either Penelec or SPC is unable to carry out its obligations under this AGREEMENT, and if such Party promptly gives the other Party hereto written notice of such force majeur in detail, specifying the nature, extent and expected duration of such force majeure, the obligations and liabilities of the Party giving such notice and the corresponding obligations and liabilities of the other Party shall be suspended to the extent made necessary by and during the continuance of such force majeure.

         3. Any disabling effects of such force majeure shall be eliminated as soon as and to the extent reasonably practicable, by the Party claiming force majeure.

         4. No liabilities (including obligations to make required payments) of either Party which arose before the force majeure shall be excused as a result of the force majeure.

         5. Neither Party shall be required to prevent nor settle a strike, walkout or other industrial labor dispute as a result of this Section.

         6. In the event any actions to alleviate the force majeure are unsuccessful, or if such force majeure is of such severity as to substantially prevent the performance under this AGREEMENT of the obligations of Penelec or SPC, Penelec or SPC may terminate this AGREEMENT, except as to any outstanding liabilities previously incurred hereunder.

         7. In no event shall a force majeure condition or event asserted at any time by SPC under this AGREEMENT, extend, modify or otherwise alter the final anticipated Commercial Operation Date of December 31, 1991 as specified in Section A, paragraph 4(b).

         U. Several Obligations
         ----------------------

         1. Except where specifically stated in this AGREEMENT to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several, not joint or collective. Nothing contained in this AGREEMENT shall ever be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party. Unless stated otherwise, each Party shall be individually and severally liable for its obligations under this AGREEMENT.

         V. Waiver
         ---------

         1. Any waiver at any time by either Party of its rights, duties and/or obligations with respect to any default (or any event which could lead to termination) under this AGREEMENT, or with respect to any other matters arising in connection with this AGREEMENT, shall not be deemed a waiver with respect to any subsequent default or other matter.

         W. Assignment
         -------------

         1. SPC shall not assign its rights or delegate its duties under this AGREEMENT, nor any part of such rights or duties, without the written consent Penelec. Any such assignment or delegation made without such writtem consent shall be null and void.

         2. Consent for the aforesaid assignment shall not be withheld unreasonably.

         3. SPC shall pay Penelec for any legal costs or other expenses reasonably incurred by Penelec after execution of this AGREEMENT which relates to SPC's attempts to obtain financing for the construction of the Facility (including the Transmission Line) end/or appurtenant equipment or to effectuate any assignments or other loan documents for SPC's benefit.

         4. Nothing contained in this Section shall prohibit Penelec from assigning this AGREEMENT or all or part of Penelec's duties and obligations hereunder to any of its affiliated or related companies or any successor entity provided that the assignee shall agree to be bound by all the terms and conditions hereof to the same extent as the Company.

         5. Penelec agrees to review and execute all documents reasonably necessary to perfect SPC's assignment of this AGREEMENT to a financing institution in connection with the financing of the Facility and appurtenant equipment, so long as such documents do not alter, amend or diminish Penelec's rights under this AGREEMENT.

         X. Termination
         --------------

         1. Penelec shall have the right to terminate this AGREEMENT without any liability or responsibility hereunder, and without any obligation to maintain the electrical interconnection facilities, under any or all of the following conditions:

                  (a) SPC fails to deliver any electric energy to the Company for 365 consecutive days after the Commercial Operation Date;

                  (b) SPC fails for thirty (30) consecutive days to perform regular and required maintenance, testing or inspection of the Transmission Line, Facility end appurtenant equipment after written notice of the need therefor by the Company;

                  (c) The Facility is not constructed and operating by December 31, 1990, unless said date is extended in accordance with Section A, paragraph 4 of this AGREEMENT.

                  (d) SPC fails to provide the type and nature of electric energy described in Section H and I of this AGREEMENT for a reasonable period under the circumstances after written notice of such failure by the Company;

                  (e) SPC fails to pay Penelec any unpaid balance as shown in any Incentive Statement within the period and by the procedure specified in Section D paragraph 1(c).

                  (f) SPC fails to allow Company employees and/or inspectors to inspect, test or examine electrical equipment within seven (7) days after written notice by the Company;

                  (g) SPC continues to violate any code, regulation and/or statute applicable to the construction, installation or operation of the interconnection equipment and devices on SPC's side of the Delivery Point (as well as the Transmission Line), after written notice by the Company of such violation and affording SPC reasonable time to cure any such violation;

                  (h) SPC fails to perform any other duty or obligation (including the making of any required payments or the installation and construction of equipment) imposed upon it under this AGREEMENT, after written notice by the Company affording SPC reasonable time to cure any such failure

                  (i) The Facility fails at any time to maintain its status as a small power production facility under the rules and regulations of the F.E.R.C. and all applicable federal and state statutes after notice by Penelec to SPC affording SPC reasonable time to cure any such failure.

         2. SPC shall have the right to terminate this AGREEMENT without any liability or responsibility arising therefrom if:

                  (a) Penelec fails to accept electric energy in violation of this AGREEMENT or;

                  (b) Penelec fails to make a payment for electric energy when due and payable upon written demand by SPC to Penelec for such payment, and Penelec does not cure such failure within thirty (30) days after receipt of written notice from SPC specifying such failure

         Y. Liquidated Damages
         ---------------------

         1. If SPC shall abandon or fail to complete construction of the Facility by December 31, 1990 or this AGREEMENT is terminated by Penelec under
Section X hereof, it is acknowledged and agreed that the Company will suffer damages which, as the result of the Company's dependence upon the delivery of SPC's energy and capacity hereunder, the Company would be unable to mitigate fully.

         2. The Company and SPC agree that the amount of actual damages suffered by the Company under the foregoing circumstances


                                      -44
would be difficult or impossible to measure. Therefore, the Company and SPC agree as follows:

                  (a) If SPC abandons completion of the Facility between the effective date of this AGREEMENT and December 31, 1990 or otherwise fails to complete construction of the Facility and have it operating by December 31, 1990, unless extended by an appropriate force majeure event or condition, SPC shall pay to the Company a one time liquidated damage amount equal to ten dollars ($10.00) per KW of the anticipated capacity of the Facility of 80,000 KW. SPC will secure payment of this liquidated damage amount by providing to the Company, within six (6) months of the execution of this AGREEMENT, a non-cancellable surety or performance bond or irrevocable bank letter of credit or other security in form and substance reasonably acceptable to the Company upon which the Company can draw if the Facility is abandoned prior to or is not completed and operating by December 31, 1990. Said surety bond or letter of credit will terminate upon the date of initial electric energy delivery from SPC to Penelec. At SPC's option, the initial surety bond or letter of credit may be replaced with other security acceptable to the Company.

                  (b) SPC shall execute any and all documents reasonably necessary to assure that Penelec's claim to and interest in the Security Fund is perfected.

         Z. Captions
         -----------

         1. All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning of the contents or scope of this AGREEMENT.

         AA. Choice of Laws
         ------------------

         1. This AGREEMENT shall be construed and interpreted in accordance with laws of the Commonwealth of Pennsylvania.

         BB. Miscellaneous Provisions
         ----------------------------

         1. Upon reasonable notice from Penelec, SPC agrees to provide Penelec personnel access to all boiler, fuel preparation, and emission control equipment, maintenance and availability records of the Facility for the term of this AGREEMENT or any extension or renewals thereof. SPC may provide and Penelec personnel shall accept an escort and Penelec shall abide by all applicable safety measures that SPC deems reasonably necessary and advisable. Penelec agrees not to release any information provided to it by SPC (other than to GPU or its subsidiaries) with respect to matters contained in this paragraph without SPC's prior written consent, which consent shall not be unreasonably with-held, provided that prior to receiving such information, GPU or its existing subsidiaries, as applicable, agrees in a writing substantially in the form attached hereto as Appendix 7 to maintain the confidentiality of such information.

         2. No structure or device shall be installed at a location where, for any reason, it can fall in such manner as to contact, land upon or interfere with any Company-owned or operated lines, electrical equipment or facilities.

         3. Penelec shall install, operate and maintain, at SPC's sole cost and expense, telmetering equipment at Penelec's Substation for the transmission of real and reactive power and hourly KWH, to the Company's dispatchers in order to provide information deemed necessary by the Company to integrate operation of the Facility with the Company's electrical system.

         4. SPC shall, at its sole cost and expense, install at the Facility an operating voice communication link to Penelec's dispatchers.

         5. SPC shall operate its Facility so as to generate such reactive power as may be deemed reasonably necessary by Penelec to maintain voltage levels and reactive area support.

         6. SPC shall certify by annual letter delivered to Penelec on or before January 30 of each year throughout the term of this AGREEMENT the continuing status of the Facility as a qualifying small power production and/or cogeneration facility as that term is used and defined in 18 C.F.R. Part 292
(1984) and under all applicable federal and state statutes and regulations. SPC shall also provide Penelec with copies of all documents filed with the F.E.R.C.

         7. SPC shall provide written evidence of the current capacity of the Facility to Penelec twice each calendar year; once during the period from December through January, and once during the period from June through July. Such evidence of capacity shall be in such form and manner reasonably specified by Penelec.

         8. SPC shall comply in all respects with the Non-Utility Generation guidelines for qualifying Facilities as set forth in Appendix 8, which is attached hereto and made a part hereof.

         CC. Successors and Assigns
         --------------------------

         1. This AGREEMENT shall become effective upon its execution and after the issuance of the order described in Section A, paragraph I and shall inure to the benefit of and be binding upon the Company and SPC and their respective successors and (to the extent permitted hereunder) assigns.

         DD. Entire Agreement
         --------------------

         1. This AGREEMENT constitutes the entire agreement between the Parties hereto with respect to the matters contained herein and all prior agreements with respect to the matters covered herein are superseded and each Party confirms that it is not relying upon any representations or warranties of the other Party, except as specifically set forth herein or incorporated by reference hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this AGREEMENT to be executed by their duly authorized representatives as of the date hereinabove set forth:

ATTEST:

/s/ E. Simmons                                    BY: /s/John  F. Furst
--------------------------------                     ---------------------------
    Secretary                                            John  F. Furst,
                                                         Vice President

ATTEST:                                           SCRUBGRASS POWER CORP.

/s/ Joseph Serafini                               BY: /s/Joseph E. Cresci
--------------------------------                     ---------------------------
    Secretary                                            Joseph E. Cresci,
                                                         President